Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GREENIDGE GENERATION HOLDINGS INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Greenidge Generation Holdings Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The first sentence of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is three billion twenty million (3,020,000,000), consisting of two billion four hundred million (2,400,000,000) shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), six hundred million (600,000,000) shares of Class B common stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and twenty million (20,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation on this 13th day of September, 2021.

GREENIDGE GENERATION HOLDINGS INC.

By:
Name:
Title: